Exhibit 99.1

INSPIRED ENTERS INTO AGREEMENT WITH LENDERS TO AMEND
COVENANTS WITHOUT REQUIREMENT TO RAISE ADDITIONAL CAPITAL

Company Believes It Is Well-Positioned with Over $46 Million Cash on Hand as of June 22nd

NEW YORK, June 25, 2020 - Inspired Entertainment, Inc. (“Inspired” or the “Company”) (NASDAQ: INSE) today announced that it has entered into an agreement with its lenders to amend its Senior Facilities Agreement dated September 27, 2019 (the “Amendment”). The Amendment modifies the financial covenants and does not require Inspired to raise any additional capital.

“We are pleased to have entered into this agreement following a highly-constructive dialogue with our lenders. Further, we are gratified at the support shown by our lenders for the successes that Management has achieved in significantly lowering our operating costs in the face of the global Covid-19 pandemic while navigating the Company to this point. At the same time, Inspired has further benefitted from the expansion of our Interactive business during the pandemic,” said Lorne Weil, Executive Chairman of Inspired.

Mr. Weil continued, “As a result of these efforts, as of June 22, 2020, we had over $46 million1 in cash on hand, providing what we believe to be an appropriate level of liquidity for the business. Given our current liquidity and minimal operating cash burn, we believe we are well-positioned as our land-based customers have begun the process of reopening.”

Mr. Weil concluded, “While early in the process, we have been pleased with initial reports of business volumes in the land-based markets in which our customers have re-opened, and we expect to provide additional detail as to the level of business volumes in these markets over the coming weeks.”

Further details regarding the Amendment will be contained in a Current Report on Form 8-K that the Company will be filing with the Securities and Exchange Commission (the “SEC”). This filing will be available on the SEC’s website at www.sec.gov and in the Investors section of the Company’s corporate website at www.inseinc.com.

About Inspired Entertainment, Inc.

Inspired offers an expanding portfolio of content, technology, hardware and services for regulated gaming, betting, lottery, and leisure operators across retail and mobile channels around the world. The Company’s gaming, virtual sports, interactive and leisure products appeal to a wide variety of players, creating new opportunities for operators to grow their revenue. The Company operates in approximately 35 jurisdictions worldwide, supplying gaming systems with associated terminals and content for more than 50,000 gaming machines located in betting shops, pubs, gaming halls and other route operations; virtual sports products through more than 44,000 retail channels; digital games for 100+ websites; and a variety of amusement entertainment solutions with a total installed base of more than 19,000 devices.  Additional information can be found at www.inseinc.com.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “will,” “would” and “project” and other similar expressions that indicate future events or trends or are not statements of historical matters. These statements are based on Inspired’s management’s current expectations and beliefs, as well as a number of assumptions concerning future events.

Forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of Inspired’s control and all of which could cause actual results to differ materially from the results discussed in the forward-looking statements. Accordingly, forward-looking statements should not be relied upon as representing Inspired’s views as of any subsequent date, and Inspired does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as required by law. You are advised to review carefully the “Risk Factors” section of Inspired’s annual report on Form 10-K for the fiscal year ended December 31, 2019, which is available, free of charge, on the U.S. Securities and Exchange Commission’s website at www.sec.gov.

Contact:

Aimee Remey

aimee.remey@inseinc.com

+1 646 565-6938

For Press and Sales

inspiredsales@inseinc.com

www.inseinc.com

@Inspired_News

[1]	Using prevailing foreign exchange rates as of market close on June 22, 2020.